EXHIBIT 10.14

CITIZENS FINANCIAL GROUP, INC.
Amendment to
[Performance Share Unit Award Agreement /
Restricted Stock Unit Agreement / Deferred Cash Agreement]
Terms and Conditions
Unless defined in this amendment to the award agreement (this “Amendment”), capitalized terms shall have the meanings assigned to them in the [Citizens Financial Group, Inc. 2014 Omnibus Incentive Plan (the “Plan”)]1[Deferred Cash Award Agreement Terms and Conditions (the “Award Agreement”)]2.
Section 1. Change to Definition of Retirement. Effective as of January 1, 2016 provided the Participant remains employed by the Company through of such date and has not provided notice to terminate employment, the terms and conditions of [performance share units / restricted stock units / deferred cash] granted to the Participant following the initial public offering of Citizens Financial Group, Inc. are hereby amended to revise the definition of “Retirement” to read in its entirety as follows:
“Retirement” means the Participant’s age plus years of service (in each case, including completed months) equals or exceeds 65, with a minimum of at least five years of service.
Section 2. Entire Agreement. The Award Agreement, [the Plan]1and this Amendment, constitute the entire agreement and understanding between the parties in respect of the subject matter hereof and supersede all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise, between the parties with respect to the subject matter hereof.
Section 3. Governing Law. This Amendment shall be governed by the laws of the State of Delaware, without application of the conflicts of law principles thereof.

1 Applicable to restricted stock unit and performance share unit amendments.
2 Applicable to deferred cash amendment.